                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                Contact: Gates Little
                                     (256) 543-3860
                                     For Immediate Release
                                     May 13, 2003

                    THE SOUTHERN BANC COMPANY, INC. ANNOUNCES
                             THIRD QUARTER EARNINGS

The Southern Banc Company, Inc. (AMEX: SRN), the holding company for The Southern Bank Company, formerly First Federal Savings and Loan Association of Gadsden, Alabama, announced net income of $305,000 or $0.35 per basic and $0.34 per diluted share for the quarter ended March 31, 2003. This compared to net income of $195,000 or $0.22 per basic and diluted share for the quarter ended March 31, 2002.

For the nine month period ended March 31, 2003, net income was $735,000 as compared to net income of $448,000 for the nine month period ended March 31, 2002. Basic and diluted earnings per share for the nine month period ended March 31, 2003 were $0.84 and $0.83, respectively. This compared to $0.51 per basic and diluted share for the quarter ended March 31, 2002.

Gates Little, President and Chief Executive Officer of the Company, stated that the increase in net income and earnings per share for the nine month period ended March 31, 2003 resulted primarily from a decrease of $495,000 in total interest expense offset in part by a decrease in total interest income of approximately $242,000. In addition to the improvement in net interest margin, total non-interest income increased $296,000 due primarily to a gain on the sale of securities of $316,000.

The Company's total assets at March 31, 2003 were approximately $112 million.

The Bank has four offices located in Gadsden, Albertville, Guntersville, and Centre, Alabama. The stock of The Southern Banc Company, Inc. is listed on The American Stock Exchange under the symbol "SRN'.

        Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," "continue," or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for 2000 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                       (Selected financial data attached)

                         THE SOUTHERN BANC COMPANY, INC.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          (Dollar Amounts in Thousands)

                                                               March 31,      June 30,
                                                                 2003           2002
                                                              -----------   -----------
ASSETS

CASH AND CASH EQUIVALENTS                                     $     8,102   $     7,529

SECURITIES AVAILABLE FOR SALE, at fair value                       56,816        53,753
SECURITIES HELD TO MATURITY, at amortized cost,
 fair value of $8,585  and $12,178, respectively                    8,002        11,527
FEDERAL HOME LOAN BANK STOCK                                          979         1,449
LOANS HELD FOR SALE                                                   384             0
LOANS RECEIVABLE, net of allowance for loan losses
 of $132 and $133, respectively                                    36,862        34,515
PREMISES AND EQUIPMENT, net                                           514           530
ACCRUED INTEREST AND DIVIDENDS RECEIVABLE                             468           586
OTHER ASSETS                                                          109           113
                                                              -----------   -----------
TOTAL ASSETS                                                  $   112,236   $   110,002
                                                              ===========   ===========

LIABILITIES

DEPOSITS                                                      $    84,782   $    81,557
FHLB ADVANCES                                                       8,167         9,583
OTHER LIABILITIES                                                     625           518
                                                              -----------   -----------
TOTAL LIABILITIES                                                  93,574        91,658

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, par value $.01 per share
   500,000 shares authorized, shares issued
   and outstanding-- none                                               0             0
  Common stock, par value $.01 per share,
   3,500,000 authorized, 1,454,750 shares issued                       15            15
  Treasury stock, at cost, 493,252 and 448,252  shares,
   respectively                                                    (6,182)       (5,642)
  Additional paid-in capital                                       13,789        13,762
  Unearned compensation                                              (164)         (246)
  Shares held in trust, at cost, 65,738 shares                       (852)         (852)
  Retained earnings                                                11,009        10,497
  Accumulated other comprehensive income, net                       1,047           810
                                                              -----------   -----------
TOTAL STOCKHOLDERS' EQUITY                                         18,662        18,344
                                                              ------------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $   112,236   $   110,002
                                                              ===========   ===========

                         THE SOUTHERN BANC COMPANY, INC.
              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Dollar Amounts in Thousands, except per share data)

                                                               Three Months Ended           Nine Months Ended
                                                                    March 31,                  March 31,
                                                            -------------------------   ------------------------
                                                                2003          2002         2003          2002
                                                            ------------   ----------   -----------   ----------
INTEREST INCOME:

  Interest and fees on loans                                $        585   $      635   $     1,772   $    1,977
  Interest and dividends on securities available for sale            711          646         2,141        1,879
  Interest and dividends on securities held to maturity              153          245           529          824
  Other interest income                                               18           19            64           68
                                                            ------------   ----------   -----------   ----------
        Total interest income                                      1,467        1,545         4,506        4,748

INTEREST EXPENSE:
  Interest on deposits                                               605          744         1,980        2,679
  Interest on borrowings                                              98           59           307          103
                                                            ------------   ----------   -----------   ----------
        Total interest expense                                       703          803         2,287        2,782
                                                            ------------   ----------   -----------   ----------
        Net interest income before provision
         for loan losses                                             764          742         2,219        1,966
  Provision for loan losses                                            0            6             4           21
                                                            ------------   ----------   -----------   ----------
        Net interest income after provision
         for loan losses                                             764          736         2,215        1,945

NON-INTEREST INCOME:
  Fees and other non-interest income                                  37           41           108          111
  Gain on sale of securities                                         158            7           316           17
                                                            ------------   ----------   -----------   ----------
  Total non-interest income                                          195           48           424          128
                                                            ------------   ----------   -----------   ----------

NON-INTEREST EXPENSE:
  Salaries and employee benefits                                     282          287           887          826
  Office building and equipment expenses                              91           87           269          253
  Other operating expense                                            124          114           370          315
                                                            ------------   ----------   -----------   ----------
        Total non-interest expense                                   497          488         1,526        1,394
                                                            ------------   ----------   -----------   ----------
  Income before income taxes                                         462          296         1,113          679

PROVISION FOR INCOME TAXES                                           157          101           378          231
                                                            ------------   ----------   -----------   ----------
        Net Income                                          $        305   $      195   $       735   $      448
                                                            ============   ==========   ===========   ==========

EARNINGS PER SHARE:
        Basic                                               $       0.35   $     0.22   $      0.84   $     0.51
        Diluted                                             $       0.34   $     0.22   $      0.83   $     0.51

DIVIDENDS DECLARED PER SHARE                                $     0.0875   $   0.0875   $    0.2625   $   0.2625

AVERAGE SHARES OUTSTANDING:
        Basic                                                    875,448      882,554       876,409      882,554
        Diluted                                                  895,705      882,554       890,225      882,554

                         THE SOUTHERN BANC COMPANY, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Dollar Amounts in Thousands)

                                                                      For The Nine Months Ended
                                                                               March 31,
                                                                      -------------------------
                                                                          2003          2002
                                                                      ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                         $        735   $      448
   Adjustments to reconcile net income to net cash provided
    by operating activities:
       Depreciation                                                             42           35
       Amortization (Accretion), net                                           106          (41)
       Amortization of unearned compensation                                   109           82
       Provision for loan losses                                                 4           21
       Net gain on sale of secondary market loans                              (30)         (22)
       Gain on sale of securities                                             (316)         (17)
       Proceeds from sale of secondary market loans                          2,368        1,856
       Loans originated for secondary market                                (2,721)      (1,834)
       Change in assets and liabilities:
            Decrease in accrued interest & dividends receivable                118            8
            Decrease in other assets                                             4          137
            Decrease in other liabilities                                      (16)        (102)
                                                                      ------------   ----------
                 Net cash provided by operating activities                     403          571
                                                                      ------------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available for sale                              (29,007)     (30,411)
   Proceeds from maturities, principal payments, and sales of
    securities available for sale                                           26,501       17,363
   Purchases of securities held to maturity                                      0         (724)
   Proceeds from maturities and principal payments on
    securities held to maturity                                              3,537        4,652
   Proceeds from sale of FHLB stock                                            470            0
   Net loan (originations) repayments                                       (2,351)       1,761
   Capital expenditures, net                                                   (26)        (100)
                                                                      ------------   ----------
                 Net cash used in investing activities                        (876)      (7,459)
                                                                      ------------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase (decrease)in deposits, net                                       3,225         (108)
   Dividends paid                                                             (223)        (264)
   Purchase of treasury stock                                                 (540)           0
   Increase (decrease) in FHLB advances, net                                (1,416)      10,000
                                                                      ------------   ----------
                 Net cash provided by financing activities                   1,046        9,628
                                                                      ------------   ----------
   Net increase in cash and cash equivalents                                   573        2,740
                                                                      ------------   ----------
CASH AND CASH EQUIVALENTS, beginning of period                               7,529        4,355
                                                                      ------------   ----------
CASH AND CASH EQUIVALENTS, end of period                              $      8,102   $    7,095
                                                                      ============   ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during the period for:
       Income taxes                                                   $        325   $      151

       Interest                                                       $      2,295   $    2,756